                          DONALDSON, LUFKIN & JENRETTE
                Donaldson, Lufkin & Jenrette Securities Corporation
         2121 Avenue of the Stars, Suite 3000, Los Angeles, CA 90067-5014
                                (310) 282-6161


                                                          February 22, 1998

Abbott Laboratories
100 Abbott Park Rd.
Abbott Park, IL 60064-3500

Gentlemen:

    In connection with your consideration of a possible negotiated transaction by you or one or more of your affiliates (as the term "affiliate" is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")), involving International Murex Technologies Corporation and its affiliates (collectively, the "Company") (a "Transaction"), the Company, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), acting as the Company's exclusive financial advisor in connection with the proposed Transaction, and their respective advisors and agents are prepared to make available to you certain information which is non-public, confidential or proprietary in nature.

    By execution of this letter agreement (the "Agreement"), you agree to treat confidentially all such information disclosed hereunder in writing (or, if initially disclosed orally, promptly thereafter confirmed in writing) (the "Evaluation Material"), and to observe the terms and conditions set forth herein. You also agree that, subject to the fourth paragraph of this letter, prior to giving any of your directors, officers, employees, partners, affiliates, agents, advisors or representatives (hereinafter, "Representatives") access to any of the Evaluation Material, you shall inform such representatives of the confidential nature of the Evaluation Material and the obligations as set forth in this Agreement.

    For purposes of this Agreement, Evaluation Material shall include, without limitation, all information, data, reports, analyses, compilations, studies, interpretations, projections, forecasts, records, and other materials (whether prepared by the Company, DLJ or otherwise and in whatever form maintained, whether documentary, computerized or otherwise), regardless of the form of communication, that contain or otherwise reflect information concerning the Company that you or your Representatives may be provided by or on behalf of the Company or DLJ in the course of your evaluation of a possible Transaction. The term "Evaluation Material" shall also include all information, data, reports, analyses, computations, studies, interpretations, projections, forecasts, records, notes, memoranda, summaries or other materials in whatever form maintained, whether documentary, computerized or otherwise, whether prepared by you or your Representatives or others, that contain or otherwise reflect or are based upon, in whole or in part, any such Evaluation Material or that reflect your review of, or interest in, all or any portion of the Company in contemplation of a Transaction (the "Notes"). This Agreement shall be inoperative as to those particular portions of the Evaluation Material that (i) were or become generally available to the public other than as result of a disclosure by you or any of your Representatives,
(ii) were available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you or any of

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Abbott Laboratories
Page 2                                                       February 22, 1998



your Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material or (iii) become available to you on a non-confidential basis from a source other than the Company or its agents, advisors or representatives provided that the source of such information was not known by you or any of your Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material.

     You agree that you will not use the Evaluation Material for any purpose other than determining whether you wish to enter into a Transaction and evaluating any possible terms thereof. You agree for a period of two years from the date hereof not to disclose or allow disclosure to others of any Evaluation Material except with the specific prior written consent of the Company or except as expressly otherwise permitted by the terms of this Agreement; provided that, subject to the second paragraph of this Agreement, you may disclose Evaluation Material to your Representatives to the extent necessary to permit such Representatives to assist you in making the determination referred to in the prior sentence. You shall take all reasonable measures (including but not limited to court proceedings), at your sole expense, to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. In furtherance of the foregoing, you agree that you will not use the Evaluation Material in any way detrimental to the Company. In particular, the Company and you agree that for a period of 12 months from the date of the signing of this Agreement neither you and your affiliates nor the Company and its affiliates will knowingly, as a result of knowledge or information obtained from the Evaluation Material or otherwise in connection with a possible Transaction, employ or attempt to employ or divert an employee of the other party or any of its affiliates with whom such party has had significant contact in connection with the Transaction.

     Except as otherwise permitted by this Agreement, you agree that you will not make any disclosure (i) that you, DLJ or the Company are having or have had discussions, or that you have received Evaluation Material from the Company or DLJ concerning a Transaction, (ii) that you are considering a possible Transaction or (iii) concerning any discussions related to a possible Transaction, including the status thereof, any termination thereof, any decision on your part to no longer consider any such Transaction or any of the terms, conditions or other facts with respect thereto. Correspondingly, the Company agrees that it will not make any disclosure (i) that it has had or is having discussions with, or that it has sent Evaluation Material to, you regarding a Transaction, (ii) that it is considering a possible Transaction with you or (iii) concerning any discussion related to a possible Transaction with you, including the status thereof, any termination thereof, any decision on its part to no longer consider any such Transaction with you or any of the terms, conditions or other facts with respect thereto. Notwithstanding the foregoing, either party may make such disclosure if such party has received the opinion of its counsel that such disclosure must be made by it in order that it not commit a violation of law and, prior to such disclosure, it promptly advises and consults with the other party and its legal counsel concerning the information it proposes to disclose. Without limiting the generality of the foregoing, if (1) you have been afforded a reasonable opportunity to complete a reasonable due diligence investigation of the Company in connections with your making a proposal at or before 9:00 am Eastern Standard Time March 3, 1998 (an "Initial Proposal") respecting a possible Transaction; and (2) following such investigation, you have had a reasonable opportunity to formulate and make an Initial Proposal to the Company respecting a possible Transaction, then you further agree that, without the prior written consent of the Company,

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Abbott Laboratories
Page 3                                                       February 22, 1998


you will not, directly or indirectly, enter into any agreement, arrangement or understanding with any person regarding a possible Transaction involving the Company or any of its affiliates other than any such agreements, arrangements or understandings with any of your Representatives. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, the media and any corporation, partnership, group, individual or other entity.

     Although the Company and DLJ have endeavored to include in the Evaluation Material information known to them which they believe to be relevant for the purpose of your investigation, you understand and agree that none of the Company, DLJ or any of their affiliates, agents, advisors or representatives (i) have made or make any representation or warranty, expressed implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to you or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom, except in each case as may be made in a definitive agreement.

     Without limiting the generality of the immediately preceding paragraph, the Evaluation Material may include certain statements, estimates and projections provided by the Company with respect to the anticipated future performance of the Company's business. Such statements, estimates and projections reflect various assumptions made by the Company concerning anticipated results, which assumptions may or may not prove to be correct. No representations are made as to the accuracy of such assumptions, statements, estimates or projections, including the budget. The only information that will have any legal effect will be specifically represented in a definitive purchase agreement; in no event will such definitive agreement contain any representation as to the projections.

    In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogations, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, you will give the Company prompt notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and you will reasonably cooperate with the Company, at the Company's expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, you (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which is legally required to be disclosed. It is further agreed that, if in the absence of a protective order you (or such other persons to whom such request is directed) are nonetheless legally compelled to disclose such information, you may make such disclosure without liability hereunder, provided that you give the Company notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request, use your reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information and, provided further, that such disclosure was not caused by and did not result from a previous disclosure by you or any of your Representatives not permitted hereunder.

     If you decide at any time that you do not wish to proceed with a Transaction, you will promptly notify the Chairman of the Company's Board of Directors, the Company's Chief Executive Officer (the "CEO") or DLJ of that decision. In that case, or if the Company shall elect at any time






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Abbott Laboratories
Page 4                                                        February 22, 1998



to terminate further access by you to the Evaluation Material for any reason, you will promptly return to DLJ all Evaluation Material (and all copies thereof) in the possession of you or your affiliates or your Representatives and will destroy all Notes, provided, that you may retain in your Legal Division for archival purposes one (1) copy of the Evaluation Material and Notes. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     You hereby acknowledge that you are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company or a possible Transaction involving the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information. Further, you hereby represent that you have no direct or indirect ownership interests in the Company other than any such ownership interest which may exist through a retirement trust.

     You agree that, if (1) you have been afforded a reasonable opportunity to complete a reasonable due diligence investigation of the Company in connection with your making an Initial Proposal respecting a possible Transaction; and (2) following such investigation, you have had a reasonable opportunity to formulate and make an Initial Proposal to the Company respecting a possible Transaction, then for a period of six (6) months from the date of this Agreement, unless such shall have been specifically invited in writing by the current Board of Directors or replacements designated by members of the current Board of Directors of the Company, neither you nor any of your Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose to effect, or cause or participate in or in any way assist or act as advisor to any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of any securities
(or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with repsect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, (b) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or (c) enter into any discussions or arrangements with any third party with respect to any of the foregoing; provided, however, that nothing contained in this Agreement shall prohibit you from making an Initial Proposal respecting a possible Transaction; and provided further, that, if (A) you shall have made an Initial Proposal to the Company regarding a possible Transaction; and (B) the Company's Board of Directors does not determine, in its sole discretion, in good faith that such Initial Proposal was unreasonable when made (and thereafter notify you in writing of such determination), nothing contained in this Agreement shall prohibit you or your Representatives from making any proposal to the Chairman of the Company's Board of Directors, the Company's CEO, the Company's Board of Directors or DLJ regarding any business combination or other Transaction involving the Company. You also agree during any such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Notwithstanding the foregoing, this paragraph shall not apply, directly or


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Abbott Laboratories
Page 5                                                        February 22, 1998

indirectly, to (1) any employee benefit, pension or welfare plan, trust or similar arrangement of yours or of any of your Representatives which is not under your control, or (2) any indirect activity of any Representative over which such Representative does not have substantial control.

    You understand that (i) the Company and DLJ shall conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion, and (iv) notwithstanding the terms of this Agreement, neither you nor any of your Representatives shall have any claims whatsoever against the Company or DLJ or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to the Transaction, and neither the Company nor DLJ shall have any claims whatsoever against you or any of your Representatives arising out of or relating to the Transaction (other than those against the parties to a definitive agreement with you in accordance with the terms thereof).

    It is further understood and agreed that DLJ will arrange for appropriate contacts for due diligence purposes. It is also understood and agreed that all (i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed to DLJ or the Company's CEO or Chairman of the Board, and that none of you or your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause to be initiated any communication with any other director, officer or employee of the Company concerning the Evaluation Material or a Transaction. It is understood that any expenses incurred by you in connection with such diligence activities shall be for your own account and at your own expense, and at no expense to the Company.

    You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction. Furthermore, it is agreed that neither you nor the Company has any obligation to negotiate the Transaction for any specified period of time or to enter into a definitive agreement.

    The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement, that in addition to all other remedies each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that any party has breached this Agreement, such party shall be liable and pay to the other party the reasonable legal fees incurred by the other party in connection with such litigation, including any appeal therefrom.

    The Company reserves the right to assign its rights, powers and privileges under this Agreement (including, without limitation, the right to enforce the terms of this letter agreement) to any person who enters into a Transaction.




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Abbott Laboratories
Page 6                                                       February 22, 1998


      This Agreement constitutes the entire agreement regarding the subject matter hereof. All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of you and the Company or by you and DLJ, as agent for the Company. You acknowledge that the Company is intended to be benefited by this Agreement and that the Company shall be entitled, either alone or together with DLJ, to enforce this Agreement and to obtain for itself the benefit of any remedies that may be available for the breach hereof.

      It is further understood and agreed that no failure or delay by you or the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

      In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

      This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of laws provisions. This Agreement is for the benefit of you and the Company and your and its respective directors, officers, employees and agents.

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Abbott Laboratories
Page 7                                                       February 22, 1998


      If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

                                       Very truly yours,




                                       INTERNATIONAL MUREX
                                       TECHNOLOGIES CORPORATION


                                       By: /s/ Chet Mehta
                                          ---------------------
                                       Chet Mehta
                                       DONALDSON, LUFKIN & JENRETTE
                                       SECURITIES CORPORATION
                                       as Exclusive Agent


Agreed and Accepted:
ABBOTT LABORATORIES


By:       /s/ Thomas D. Brown
       -----------------------------------
Title:  Corp V.P. Commercial Operations
       -----------------------------------
Date:             2/22/98
       -----------------------------------